Exhibit 10.13





                     McMoRan EXPLORATION CO.
                     Financial Counseling and
         Tax Return Preparation and Certification Program


     1. Purpose. The purpose of McMoRan Exploration Co. Financial Counseling and Tax Return Preparation and Certification Program (the "Program") is to enable those senior executives chosen to participate in the Program to devote to the business activities of McMoRan Exploration Co. (the "Company") or its subsidiaries the time and attention that such executives would otherwise have had to devote to their personal financial or tax affairs, and, in the case of the Tax Return Preparation and Certification aspect of the Program, to provide the Company with assurance that the tax affairs of participating executives are properly attended to. To this end, the Program contemplates providing professional counseling services in the area of personal financial and estate planning (other than investment advice) by an independent adviser selected by each participant from among several designated by the Company. It also contemplates the provision of professional assistance, by a nationally recognized public accounting firm selected by the Company,with the preparation and filing of personal income tax returns, followed by a certification by such firm to the Company that all required returns have been properly prepared and timely filed.

     2. Administration. The Program shall be administered by either Co-Chairman of the Board of the Company who shall have full authority to interpret the Program and from time to time adopt rules and regulations for carrying out the Program, subject to such directions as the Corporate Personnel Committee (the "Committee") of the Company's Board of Directors may give, either as general guidelines or in particular cases.

     3. Eligibility for Participation. Participation in the Financial Counseling aspect of the Program shall be offered to officers of the Company who are designated by either Co-Chairman of the Board of the Company. Either Co-Chairman of the Board of the Company shall also from time to time select from among the senior executives of the Company and its divisions and subsidiaries those individuals who are to be requested to participate in the Tax Return Preparation and Certification aspect of the Program. Participation in either aspect of the Program will normally continue through the year following each participant's retirement.

     4. General Provisions. The selection of any employee or parparticipation in either aspect of the Program shall not give such employee any right to be retained in the employ of the Company or any of its subsidiaries, and the right of the Company and of such subsidiary to dismiss or discharge any such employee is specifically reserved. The benefits provided for employees under either aspect of the Program shall be in addition to, and in no way preclude, other forms of compensation to or in respect of such employee.

     5. Additional Cash Payment. An additional cash payment shall be paid to each participant as provided herein in order to gross-up fees pursuant to the Program for tax purposes.

For participants in the Program, a cash payment shall be paid during such tax reporting year according to the following formula:
                 (the lesser of A or B) x (C +D)
                          [1 - (C + D)]
in which A equals two percent of the participant's estimated income in the current tax reporting year, to be reported by the Company on the participant's form W-2 for such year; B equals the amount of fees paid during such year on the participant's behalf pursuant to the Program; C equals the maximum federal income tax rate applicable to individuals in effect during such year; and D equals the combined maximum applicable state and local income tax rates applicable to individuals in effect during such year.

     6. Amendment or Termination. The Committee may from time to time amend or at any time terminate the Program.